Exhibit 3 (i) b

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

WM. WRIGLEY JR. COMPANY

          WM. WRIGLEY JR. COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that the amendment set forth below to the Company’s Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

          Article Fourth, paragraph 1. is amended to read in its entirety as follows:

          1.  AUTHORIZED SHARES.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one billion three hundred twenty million (1,320,000,000), consisting of one billion (1,000,000,000) shares of Common Stock (“Common Stock”), three hundred million (300,000,000) shares of Class B Common Stock (“Class B Common Stock”) and twenty million (20,000,000) shares of Preferred Stock (“Preferred Stock”), all of which shall be without par value.

          All other provisions of Article Fourth will remain unchanged.

          IN WITNESS WHEREOF, the WM. WRIGLEY JR. COMPANY has caused this Certificate to be signed by its duly authorized officer and duly attested, this 22nd day of March 2005.

WM. WRIGLEY JR. COMPANY

/s/ HOWARD MALOVANY

Howard Malovany Vice President, Secretary and General Counsel
/s/ MARK MONROE

Mark Monroe
Counsel- Corporate Governance & Securities and Assistant Secretary